                                                                    Exhibit 99.1

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AMERICAN ITALIAN PASTA COMPANY                                          |NEWS
                                                                        |RELEASE

Contact:

Paul Geist
EVP & Chief Financial Officer
816-584-5611

 For Immediate Release

              AMERICAN ITALIAN PASTA COMPANY ANNOUNCES FINAL COURT
             APPROVAL OF FEDERAL SECURITIES CLASS ACTION SETTLEMENT
                                   AGREEMENT

KANSAS CITY, MO, February 13, 2008 - American  Italian Pasta Company  (AITP.PK),
the largest  producer of dry pasta in North  America,  today  announced  that on
February 12, 2008,  in federal court in the Western  District of Missouri,  U.S.
District  Judge Ortrie D. Smith granted final  approval of the settlement of the federal  securities  class action captioned In re American Italian Pasta Company
Securities  Litigation  (Case No.  05-CV-0725-W-ODS).  Under the  court's  final approval order all claims in this action against current and former officers and directors of the Company have been dismissed.

As previously  reported,  the settlement  resolves federal securities law claims asserted in a  consolidated  class action filed in August 2005.  The  settlement does not resolve  derivative  claims asserted in separate  lawsuits  against the
Company and  certain of its former and current  officers  and  directors,  which claims remain pending. The court's final approval confirms the settlement of the class action  lawsuit for $25 million,  comprised of $11 million in cash, all of which will be  contributed  by the  Company's  insurers,  and $14 million in the
Company's  common shares to be distributed  pursuant to the court's approval and the settlement agreement of the parties.  While the court's final approval order remains subject to appeal, the settlement was approved without objections and no class member opted out of the settlement.

The terms of the settlement are described in the Company's release dated October
29,  2007.  A Current  Report on Form 8-K was filed with the SEC on October  29,
2007 with a copy of the Stipulation of Settlement contained therein.

ABOUT AIPC

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest  producer of dry pasta in North America.  The Company has four plants that are located in Excelsior  Springs,  Missouri;  Columbia,  South
Carolina;   Tolleson,   Arizona  and   Verolanuova,   Italy.   The  Company  has
approximately 600 employees located in the United States and Italy.

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